Registrant	File No.	Form	Original Filing Date	Amended Filing Date	Explanation
Pioneer Series Trust IV	811-21781	N-Q/A	12/29/14	1/30/15
The Registrant amended the Form N-Q for the period ended October 31, 2014 to update the leveling table for the Pioneer Multi-Asset Income fund to correct a footing error to the leveling table. No other changes were made to the filing.